Walter Industries Inc.
                            Value-Creation Discussion
                                October 17, 2005

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                          Private and Confidential: For Discussion Purposes Only

RECENT DEVELOPMENTS

     o Acquisition of Mueller Water Products ("Mueller") creates the industry leader within the water infrastructure space

          - Substantial cost synergies and cross-bundling within water infrastructure subsidiary
          - Significant market opportunity to be had in the rebuilding of the Gulf Coast due to Hurricane Katrina

     o Met Coal Prices continue to be strong, setting the stage for robust cash flows out of Jim Walter Resources ("JWR") in 2006
          - Natural gas prices have climbed dramatically and JWR should see improved cash flows in 2006 from its Black Warrior Methane operating unit

     o Turnaround within Jim Walter Homes ("JWH") will prove more challenging due to price increases in lumber, building materials and a tighter labor market in the Gulf Coast

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                          Private and Confidential: For Discussion Purposes Only

SITUATIONAL OVERVIEW

     o Walter Industries ("Walter") continues to trade at a material discount to its intrinsic value

          -    Walter's conglomerate structure obfuscates true value
          -    Coal investor vs. water infrastructure investor
               -    Walter is not covered by bulge-bracket investment banks
          -    Financing subsidiary complicates balance sheet
          - Homebuilding subsidiary's underperformance necessitates significant senior level management attention

     o    Coal companies have appreciated substantially over the last two years
          - Coal comparables are currently trading between 5.8x - 8.0x 2006E EBITDA

     o Water-infrastructure companies trade at multiples in the 8.5x - 10.5x 2006EBITDA range

    o Mortgage Finance & Homebuilding companies have traded off significantly over the last couple of weeks on interest rate concerns

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                          Private and Confidential: For Discussion Purposes Only

PIRATE CAPITAL PROPOSAL

     o Immediately initiate the sale of the Finance & Homebuilding subsidiaries

          -    Streamlines corporate structure
          -    Simplifies the balance sheet
          - Allows senior management to focus on the water and coal subsidiaries
          -    Use proceeds to pay down Term Loan B at Walter Industries

     o Form special committee to immediately consider strategic alternatives for JWR

          -    Take advantage of robust coal valuations
          -    Analyze sell vs. build scenarios

     o Announce the intention to pursue an IPO of 20% of Mueller (target IPO date - early second quarter of 2006) with a subsequent spin-off to shareholders

          -    Take advantage of robust water valuations
          -    Allows adequate time to integrate Mueller & U.S. Pipe
          - Create appropriate capitalization for Mueller by using IPO proceeds to tender for 14.75% Senior Discount Holdco. Notes
               -    Decrease interest expense
       - Create valuable acquisition currency

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                          Private and Confidential: For Discussion Purposes Only

PIRATE CAPITAL TIMETABLE

     o Pirate Capital has set an October 31st deadline for Walter's Board of Directors (the "Board") to publicly announce their intention to immediately implement our proposed initiatives

     o Should Pirate Capital's proposal not be met, we intend to immediately initiate a consent solicitation to remove a majority of the existing directors and replace them with directors focused on maximizing value for all shareholders

          - Pirate Capital's slate of directors would include representatives from both Pirate Capital, as well as individuals with significant backgrounds in the coal and/or general industrials industries

     o Pirate Capital has held extensive discussions with potential financial advisors in regards to various value-creating scenarios

     o Pirate Capital continues to support Chairman & CEO Gregory Hyland and management, but strongly feels that the proposed initiatives would be a significant step towards unlocking shareholder value

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